                         REMARKETING AGREEMENT


REMARKETING AGREEMENT dated as of February 10, 1998 (the
"Remarketing Agreement") between AlliedSignal Inc., a Delaware corporation (the "Company"), and J.P. Morgan Securities Inc.
("JPMSI" and, in its capacity as the remarketing dealer hereunder, the "Remarketing Dealer").

     WHEREAS, the Company has issued $200,000,000 aggregate principal amount of its 5-3/4% Dealer remarketable securitiesSM* "Dealer remarketable securities " and "Drs. " are service marks of J.P. Morgan Securities Inc. Due March 15, 2011 ("Drs." ) pursuant to an Indenture dated as of October 1, 1985, as supplemented (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"); and

     WHEREAS, the Drs. are being sold initially pursuant to an Underwriting Agreement dated February 5, 1998 (the "Underwriting Agreement") between the Company and JPMSI, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters"); and

     WHEREAS, the Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (No. 33-64245) under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering of debt securities, including the Drs., which registration statement was declared effective by order of the Commission, and has filed such amendments thereto and such amended or supplemented prospectuses as may have been required to the date hereof, and will file such additional amendments and supplements thereto and such additional amended or supplemented prospectuses as may hereafter be required (such registration statement, including any amendments and supplements thereto, and all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, or otherwise, are referred to herein as the "Registration Statement"); all preliminary and final prospectuses relating to such Registration Statement used in connection with the offering of Drs., including the documents incorporated by reference therein, are referred to herein collectively as the "Prospectus"; provided that, if any revised prospectus shall be provided to the Remarketing Dealer by the Company for use in connection with the remarketing of the Drs. which differs from the Prospectus filed with the Commission at the time of the initial issuance of the Drs. (whether or not such revised prospectus is required to be filed by the Company pursuant to Rule 424(b) under the Securities Act), the term "Prospectus" shall refer to such revised prospectus from and after the time it is first provided to the Remarketing Dealer for such use; and

     WHEREAS, JPMSI is prepared to act as the Remarketing Dealer with respect to the remarketing of the Drs. on March 15, 2001
(the "Remarketing Date") pursuant to the terms of, but subject to the conditions set forth in, this Agreement;

     NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

         Section 1 . Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Indenture and the form of the Drs.

         Section 2.  Representations and Warranties.   The Company
represents and warrants to the Remarketing Dealer as of the date hereof, the Notification Date (as defined below), the Determination Date (as defined below) and the Remarketing Date (each of the foregoing dates being hereinafter referred to as a "Representation Date"), as follows:

          (i) It has filed all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, the "Exchange Act Documents").

         (ii) The applicable Remarketing Materials (as defined below) will not, as of their date or the Remarketing Date, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (iii) The representations and warranties contained in the Underwriting Agreement are true and correct with the same force and effect as though expressly made at and as of the Representation Date.

         (iv) The Company's authorized equity capitalization is as set forth in the Exchange Act Documents; the Drs. conform to the description thereof contained in the Prospectus.

          (v) Each of the Company and each subsidiary of the Company that is a "significant subsidiary" as defined in Rule 405 of Regulation C promulgated under the Securities Act (each a "Significant Subsidiary" and collectively the "Significant Subsidiaries") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate power and authority to own its properties and conduct its business as described in the Exchange Act Documents, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business.

          (vi) All the outstanding shares of capital stock of each Significant Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Exchange Act Documents, all outstanding shares of capital stock of the Significant Subsidiaries (except for directors' qualifying shares) are owned by the Company either directly or through wholly-owned subsidiaries free and clear of any perfected security interest and, to the knowledge of such counsel, after due inquiry, any other security interests, claims, liens or encumbrances.

         (vii) This Agreement has been duly authorized, executed and delivered by the Company.

        (viii) The Indenture has been duly authorized, executed and delivered; the Indenture has been duly qualified under the Trust Indenture Act; the Indenture constitutes a valid and legally binding instrument enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally and general principles of equity from time to time in effect; and the Drs. have been duly authorized and constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture.


           (ix) There is no pending or, to the best knowledge of senior officers of the Company, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries of a character required to be disclosed in the Exchange Act Documents which is not adequately disclosed in the Exchange Act Documents, and there is no franchise, contract or other document of a character required to be described in the Exchange Act Documents, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements included or incorporated in the Exchange Act Documents describing any legal proceedings or material contracts or agreements relating to the Company and its subsidiaries fairly summarize the matters therein described.

            (x) No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation of the transactions contemplated herein, except such as have been obtained under the Securities Act and such as may be required under the blue sky laws of any jurisdiction in connection with the remarketing of the Drs. by the Remarketing Dealer and such other approvals as have been obtained.

           (xi) Neither this Agreement, nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or constitute a default under the certificate of incorporation or by-laws of the Company or the terms of any indenture or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or bound, or any order of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of its Significant Subsidiaries.

       Section 3. Covenants of the Company. The Company covenants with the Remarketing Dealer as follows:

     (a) The Company will provide prompt notice by telephone, confirmed in writing (which may include facsimile or other electronic transmission), to the Remarketing Dealer of the occurrence (x) at any time of any event set forth in clause (ii),
(v) or (vi) of subsection 8(c) hereof and (y) on or after the Notification Date, of any other event set forth in clause (i),
(iii)(a) or (vii) of subsection 8(c) hereof.

   ( b)      The Company will furnish to the Remarketing Dealer
upon request:

          (i) each Registration Statement and the Prospectus relating to the Drs. (including in each case any amendment or supplement thereto and each document incorporated therein by reference), other than Exchange Act Documents publicly available on the Commission's internet website, and

          (ii) in connection with the remarketing of Drs., such other publicly available written information as the Remarketing
Dealer may reasonably request from time to time, other than Exchange Act Documents publicly available on the Commission's internet website.

     The Company agrees to provide the Remarketing Dealer with as many copies of the foregoing written materials and other
Company-approved information as the Remarketing Dealer may reasonably request for use in connection with the remarketing of Drs. and consents to the use thereof for such purpose.

     (a) If, at any time during which the Remarketing Dealer would be obligated to take any action under this Agreement, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the Drs. shall occur which could reasonably be expected to cause any of the reports, documents, materials or information referred to in paragraph (b) above, any Exchange Act Documents, or any document incorporated therein by reference (collectively, the "Remarketing Materials") to contain an untrue statement of a material fact or omit to state a material fact, the Company shall promptly notify the Remarketing Dealer in writing of the circumstances and details of such event or condition.

     (b) So long as the Drs. are outstanding, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the rules and regulations thereunder.

     (c) The Company will comply with the Securities Act, the Exchange Act, the Trust Indenture Act and the rules and regulations of the Commission thereunder so as to permit the completion of the remarketing of the Drs. as contemplated in this Agreement, in the Prospectus first used to confirm sales of the Drs. when the Drs. were originally issued, and in the prospectus, if any, used in connection with the remarketing.

    (d) If at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of the Drs., any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Remarketing Dealer or for the Company, to amend the Registration Statement or amend or supplement any Prospectus in order that such Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to file a new registration statement or issue a new prospectus in order to comply with the requirements of the Securities Act or the rules, regulations or interpretations of the Commission thereunder, the Company, at its expense, will promptly:

          (i) prepare and file with the Commission such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, or prepare and file any such new registration statement and prospectus as may be necessary for such purpose,

         (ii) furnish to the Remarketing Dealer such number of copies of such amendment, supplement or other document as the Remarketing Dealer may reasonably request;

         (iii)     furnish to the Remarketing Dealer an
officers' certificate, an opinion, including a statement as to the absence of material misstatements in or omissions from the Registration Statement and the Prospectus, as amended or supplemented, of the General Counsel, a Deputy General Counsel or a Senior Counsel, Corporate and Finance of the Company reasonably satisfactory to the Remarketing Dealer and a "comfort letter" from the Company's independent accountants, in each case in form and substance satisfactory to the Remarketing Dealer, of the same tenor as the officers' certificate, opinion and comfort letter, respectively, delivered pursuant to the Underwriting Agreement, but modified to relate to the Registration Statement and the Prospectus as amended or supplemented to the date thereof or such new registration statement and prospectus; and

         (iv) provide to the Remarketing Dealer and any other securities dealer participating in the remarketing of the Drs.
the opportunity to conduct an underwriters' due diligence investigation of the Company in a scope customarily provided in connection with a public offering of the Company's debt securities.

     (e) The Company agrees that neither it nor any of its subsidiaries or affiliates shall purchase or otherwise acquire, or enter into any agreement to purchase or otherwise acquire, any of the Drs. prior to the remarketing thereof by the Remarketing Dealer, other than a repurchase of the Drs. in accordance with subsection 4(g) or a redemption of the Drs. in accordance with subsection 4(h) of this Agreement.

     (f) The Company will comply with each of the covenants set forth in the Underwriting Agreement.

     (g) In connection with the remarketing, the Company will arrange for the qualification of the Drs. for sale under the laws of such jurisdictions as the Remarketing Dealer may designate, and will maintain such qualifications in effect so long as required for the remarketing of the Drs.; the Company will pay all expenses in connection with such qualification, including the fees and disbursements of counsel for any dealers participating in the remarketing in connection with such qualification and in connection with blue sky and legal investment surveys.

     (h) During the five Business Day period ending on the Remarketing Date, the Company will not, without the consent of the Remarketing Dealer, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities or warrants covered by the Registration Statement or any other registration statement filed under the Securities Act.

      Section 4.  Appointment and Obligations of the Remarketing
Dealer.

(i) Unless this Agreement is otherwise terminated in accordance with Section 10 hereof, in accordance with the terms, but subject to the conditions, of this Agreement, the Company hereby appoints JPMSI, and JPMSI hereby accepts such appointment, as the exclusive Remarketing Dealer with respect to the Drs., subject further to repurchase of the Drs. in accordance with subsection 4(g) or redemption of the Drs. in accordance with subsection 4(h).

     (j) The obligations of the Remarketing Dealer hereunder to repurchase the Drs. for remarketing on the Remarketing Date are conditioned on (i) the issuance and delivery of such Drs.
pursuant to the terms and conditions of the Underwriting
Agreement and (ii) the Remarketing Dealer's election on the Notification Date to purchase the Drs. for remarketing on the Remarketing Date. If the Remarketing Dealer has elected to remarket the Drs. pursuant to subsection 4(c), the Remarketing Dealer shall not be obligated to set the Interest Rate to Maturity (as defined below) on any Drs., to remarket any Drs. or to perform any of the other duties set forth herein at any time after the Notification Date that (i) any of the conditions set forth in subsection 8(a) or 8(b) hereof shall not have been fully and completely met to the satisfaction of the Remarketing Dealer, or (ii) any of the events set forth in subsection 8(c) hereof shall have occurred.
       (k) On a Business Day not later than five Business Days prior to the Remarketing Date (the "Notification Date"), the Remarketing Dealer will notify the Company and the Trustee as to whether it elects to purchase the Drs. on the Remarketing Date.
If, and only if, the Remarketing Dealer so elects, the Drs. shall be subject to mandatory tender to the Remarketing Dealer for purchase and remarketing on the Remarketing Date, upon the terms and subject to the conditions described herein. The purchase price of the Drs. shall be equal to 100% of the principal amount thereof.
      (l) The Remarketing Dealer shall determine a new stated interest rate on the Drs. as of the Remarketing Date (the "Interest Rate to Maturity") on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers (defined below) for firm committed bids to purchase all outstanding Drs. at the Dollar Price
(defined below), and by selecting the lowest such firm committed bid (regardless of whether each of the Reference Corporate
Dealers actually submit bids). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Drs. would bear (quoted as a spread over 5.50% per annum (the "Base Rate")) based on the following assumptions: (i) the Drs. would be issued on the Remarketing Date for settlement on the same day; (ii) the Drs. would mature on the Stated Maturity Date; (iii) the Drs. would bear interest from the Remarketing Date at a stated rate equal to the Interest Rate to Maturity bid by such Reference Corporate Dealer, payable semi-annually on the interest payment dates for the Drs. and (iv) the winning bidder will bear all of its own expenses (including legal fees) in connection with the remarketing. The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon holders of the Drs., the Company and the Trustee. The Remarketing Dealer shall have the discretion to select the time at which the Comparable Treasury Price is determined on the Determination Date.

     "Dollar Price" means the discounted present value to the Remarketing Date of the cash flows on a bond (x) with a principal amount equal to the aggregate principal amount of the Drs., (y) maturing on the Stated Maturity Date and (z) bearing interest from the Remarketing Date, payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the interest payment dates of the Drs. at a rate equal to the Base Rate, using a discount rate equal to the Treasury Rate (defined below).

     "Reference Corporate Dealer" means J.P. Morgan Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and two other leading dealers of publicly-traded debt securities of the Company to be chosen by the Remarketing Dealer. If any of such persons shall cease to be a leading dealer of publicly-traded debt securities of the Company, then the Remarketing Dealer may replace such person with any other leading dealer of publicly-traded debt securities of the Company.

     "Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issues (defined below) for value on the Remarketing Date, assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below).

     "Comparable Treasury Issues" means the United States
Treasury security or securities selected by the Remarketing
Dealer as having an actual or interpolated maturity or maturities on the Determination Date comparable to the remaining term of the Drs.

     "Comparable Treasury Price" means (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on Telerate Page 500 (as defined below), adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of five Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price(s) for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) for settlement on the Remarketing Date, quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. on the Determination Date.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

     (a) If the Remarketing Dealer has elected to remarket the Drs. as provided in subsections 4(c) and 4(d), then it shall notify the Company, the Trustee and The Depository Trust Company ("DTC") by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 5:00 p.m., New York City time, on the Determination Date of the Interest Rate to Maturity applicable to the Drs. effective from and including the Remarketing Date.
     (b) If the Drs. are remarketed as provided herein, the Remarketing Dealer will make, or cause the Trustee to make, payment to DTC by the close of business on the Remarketing Date against delivery through DTC of the Drs., of the purchase price for all of the Drs. The purchase price of the Drs. will be equal to 100% of the principal amount thereof.

     (i) If the Remarketing Dealer does not elect to purchase the Drs. for remarketing pursuant to subsection 4(c) of this Agreement, (ii) shall not have received by the required time on the Determination Date any firm, committed bids to purchase all of the Drs. in accordance with subsection 4(d) of this Agreement or (iii) for any other reason does not purchase all of the Drs.
on the Remarketing Date, then the Company shall repurchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer at a price equal to 100% of the principal amount of the Drs. plus all accrued interest, if any, on the Drs.
to (but excluding) the Remarketing Date.

     (c) If the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date in accordance with subsection 4(c) hereof, the Company may irrevocably elect to exercise its right to redeem the Drs., in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the greater of (x)
100% of the aggregate principal amount of the Drs. and (y) the Dollar Price, by giving notice of such election to the Remarketing Dealer no later than
          (i)     the Business Day immediately prior to the Determination
     Date or
         (ii) if fewer than three Reference Corporate Dealers submit firm, committed bids in accordance with subsection 4(d) hereof, immediately after the deadline set by the Remarketing
Dealer for receiving such bids has passed.

In either such case, the Company shall pay such redemption price for the Drs. in same-day funds by wire transfer on the Remarketing Date to an account designated by the Remarketing
Dealer.

     If the Company exercises its right to redeem the Drs. pursuant to clause (ii) above, it shall promptly reimburse the Remarketing Dealer for any and all expenses (including any and all hedge losses) incurred by the Remarketing Dealer in connection with its having to break associated hedging transactions to enable the Company to exercise such redemption right. If any such broken hedges result in a profit to the Remarketing Dealer, the Remarketing Dealer shall promptly pay such profit over to the Company. The amount of any hedge losses or profits shall be determined solely by the Remarketing Dealer, on a reasonable basis.

     (a) In accordance with the terms and provisions of the Drs., the tender and settlement procedures set forth in this Section 4, shall be subject to modification without the consent of the holders of the Drs., to the extent required by DTC or, if the book-entry system is no longer available for the Drs. at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Drs. in certificated form. In addition, the Remarketing Dealer may, without the consent of the holders of the Drs., modify the settlement procedures set forth in the Indenture and/or the Drs. in order to facilitate the settlement process.

      (b) In accordance with the terms and provisions of the Drs., the Company hereby agrees that at all times, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the Drs. in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Drs. in book-entry form and (ii) it will waive any discretionary right it otherwise may have under the Indenture to cause the Drs. to be issued in certificated form.

         Section 5 . Fees and Expenses. Subject to Section 10 of this Agreement, the Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company for its remarketing services set forth herein.

         Section 6. Resignation of the Remarketing Dealer. The Remarketing Dealer may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective 10 Business Days after delivery of a written notice to the Company and the Trustee of such resignation. The Remarketing Dealer also may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective immediately, upon termination of this Agreement in accordance with subsection 10(b) hereof. The Company shall have the right, but not the obligation, to appoint a successor Remarketing Dealer.

          Section 7.  Dealing in the Drs.; Purchase of Drs. by the
Company.   JPMSI, when acting as the Remarketing Dealer or in its
individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Drs. JPMSI, as holder or beneficial owner of the Drs., may exercise any vote or join as a holder or beneficial owner, as the case may be, in any action which any holder or beneficial owner of Drs. may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Dealer, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

     (b) The Company may purchase Drs. in the remarketing, provided that the Interest Rate to Maturity established with respect to Drs. in the remarketing is not different from the Interest Rate to Maturity that would have been established if the Company had not purchased such Drs.

       Section 8. Conditions to Remarketing Dealer's Obligations. The obligations of the Remarketing Dealer under this Agreement have been undertaken in reliance on, and shall be subject to, the following:

     (a) the due performance in all material respects by the Company of its obligations and agreements as set forth in this Agreement and the accuracy of the representations and warranties in this Agreement and any certificate delivered pursuant hereto;

     (b) the due performance in all material respects by the Company of its obligations and agreements set forth in, and the accuracy in all material respects as of the dates specified therein of the representations and warranties contained in, the Underwriting Agreement;

      (c) none of the following events shall have occurred after the Remarketing Dealer elects on the Notification Date to remarket the Drs.:

          (i) there shall have occurred any decrease in the rating of any of the Company's debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) or any notice shall have been given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change;

         (ii) without the prior written consent of the Remarketing Dealer, the Indenture (including the Drs.) shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in either case in the judgment of the Remarketing Dealer materially changes the nature of the Drs. or the remarketing procedures;

        (iii) (a) trading in the Company's common stock shall have been suspended by the Commission or the New York Stock Exchange or (b) trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, or a banking moratorium shall have been declared either by Federal or New York State authorities;

       (iv) there shall have occurred any outbreak or material escalation of major hostilities in which the United States is involved, or a declaration of war by the Congress of the United States, or other substantial national or international calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in the judgment of the Remarketing Dealer, impracticable or inadvisable to proceed with the remarketing of the Drs. or the delivery of the Drs. to investors after the remarketing;

        (v) an Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Drs. shall have occurred and be continuing;

        (vi) an Event of Default (as defined in the ISDA Master Agreement dated as of February 12, 1997 (the "Master Agreement") between Morgan Guaranty Trust Company of New York and the
      Company), shall have occurred and be continuing under the Master Agreement (if the Master Agreement shall have terminated, then this provision shall continue to have effect as if such agreement were still in force and effect);

        (vii) (a) any change or decrease specified in any comfort letter referred to in subsection 3(f) of this Agreement dated after the Notification Date or (b) any change, or any development involving a prospective change, in or affecting the business or properties of the Company and its Significant Subsidiaries shall have occurred since the Notification Date, the effect of which, in any case specified in clause (a) or (b) above, is, in the judgment of the Remarketing Dealer, so material and adverse as to make it impractical or inadvisable to proceed with the remarketing of the Drs. or the delivery of the Drs. to investors after the remarketing;

       (viii)          the Treasury Rate used to determine the
      Dollar Price on the Determination Date exceeds the Base Rate;

        (ix) the Remarketing Dealer shall not have received by the required time on the Determination Date any firm, committed bids to purchase all of the Drs. in accordance with subsection 4(d) hereof; or

         (x) if a prospectus is required under the Securities Act to be delivered in connection with the remarketing of the Drs., the Company shall fail to furnish to the Remarketing Dealer on the Remarketing Date the officers' certificate, opinion and comfort letter referred to in subsection 3(f) of this Agreement and such other documents and opinions as counsel for the Remarketing Dealer may reasonably require for the purpose of enabling such counsel to pass upon the sale of Drs. in the remarketing as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and

     (d) the Remarketing Dealer shall have received on the Remarketing Date a certificate of any of the Chief Financial Officer, the Treasurer, any Assistant Treasurer, or the Controller of the Company, satisfactory to the Remarketing Dealer, dated as of the Remarketing Date, to the effect that (w) the representations and warranties in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Remarketing Date, (x) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Remarketing Date,
(y) since the date of the most recent financial statements filed with the Commission, there has been no material adverse change, and no development involving a prospective material adverse change, in the condition (financial or other), earnings, business or properties of the Company and its Significant Subsidiaries, whether or not arising from transactions in the ordinary course of business, and (z) none of the events specified in clauses (i),
(v) and (vi) in the preceding subsection (c) has occurred.

     The effectiveness of the Remarketing Dealer's election on the Notification Date to remarket the Drs. shall be subject to the condition that the Remarketing Dealer shall have received a certificate of any of the Chief Financial Officer, the Treasurer, any Assistant Treasurer, or the Controller of the Company, satisfactory to the Remarketing Dealer, dated as of the Notification Date, to the effect that (i) the Company has, prior to the Remarketing Dealer's election on the Notification Date to remarket the Drs., provided the Remarketing Dealer with notice of all events as required under subsection 3(a) of this Agreement,
(ii) the representations and warranties in this Agreement are true and correct at and as of the Notification Date and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Notification Date. Such certificate shall be delivered by the Company to the Remarketing Dealer as soon as practicable following notification by the Remarketing Dealer to the Company on the Notification Date of its election to remarket the Drs. and in any event prior to the Determination Date.

     If any of the foregoing conditions are not satisfied, the Remarketing Dealer may terminate its obligations under this Agreement.

     Section 9. Indemnification. (a) The Company agrees to indemnify and hold harmless the Remarketing Dealer and each person, if any, who controls the Remarketing Dealer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, the reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted):

          (i) arising out of the failure to have an effective registration statement under the Securities Act relating to the Drs., if required, or the failure to satisfy the prospectus delivery requirements of the Securities Act because the Company failed to notify the Remarketing Dealer of such delivery requirement or failed to provide the Remarketing Dealer with an prospectus for delivery,

          (ii) caused by any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing
Materials or caused by any omission or alleged omission to state therein a material fact required to be stated therein or neces sary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with informa tion relating to the Remarketing Dealer furnished to the Company in writing by the Remarketing Dealer expressly for use therein, or

           (iii) the acts or omissions of the Remarketing Dealer in connection with the performance of its duties and obligations under subsections 4(c) through 4(f) hereof, except to the extent finally judicially determined to be due primarily to its gross negligence or willful misconduct.

     (b) The Remarketing Dealer agrees to indemnify and hold harmless the Company, its directors and its officers and each person who controls the Company within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Remarketing Dealer in subsection 9(a)(ii) of this Agreement, but only with reference to information relating to such Remarketing Dealer furnished to the Company in writing by such Remarketing Dealer expressly for use in any of the Remarketing Materials.

     (c) Promptly after receipt by any person of notice of the commencement of any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand in respect of which indemnity may be sought pursuant to subsection 9(a) or (b) above (an "Indemnified Person"), such person will promptly notify the person against whom such indemnity may be sought (an "Indemnifying Person") of the commencement thereof; but the failure so to notify the Indemnifying Person will not relieve it from any liability which it may have to an Indemnified Person otherwise than under this Section 9. In case any such action is brought against any Indemnified Person, and it notifies the Indemnifying Person of the commencement thereof, the Indemnifying Person will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof, with counsel satisfactory to such Indemnified Person; provided that if the defendants in any such action include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Persons which are different from or additional to those available to the Indemnifying Person, the Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Person to such Indemnified Person of its election to so assume the defense of such action and approval by the Indemnified Person of counsel, the Indemnifying Person will not be liable to such Indemnified Person under this Section 9 for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof unless:

               (i) the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Person shall not be liable for the expenses of more than one separate counsel, approved by the Remarketing Dealer in the case of subsection 9(a) hereof, representing the indemnified parties under such subsection 9(a) who are parties to such action),

               (ii) the Indemnifying Person shall not have employed counsel satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the action or

               (iii) the Indemnifying Person has authorized the employment of counsel for the Indemnified Person at the expense of the Indemnifying Person; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause
     (i) or (iii).

     (a) The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing, if at any time an Indemnified Person shall have requested an Indemnifying Person to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this Section 9, the Indemnifying Person agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such Indemnifying Person of the aforesaid request and (ii) such Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

     (b) If the indemnification provided for in subsections 9(a) and 9(b) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to, then each Indemnifying Person, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities
(i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Remarketing Dealer, on the other hand, from the remarketing of the Drs. or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Remarketing Dealer on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Remarketing Dealer, on the other, shall be deemed to be in the same respective proportions as the aggregate principal amount of the Drs. bears to the amount, if any, by which the price at which the Drs. are sold by the Remarketing Dealer in the remarketing exceeds the price paid by the Remarketing Dealer for the Drs. tendered on the Remarketing Date. The relative fault of the Company on the one hand and the Remarketing Dealer on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Agreement and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (c) The Company and the Remarketing Dealer agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

    (d) Notwithstanding the provisions of this Section 9, in no event shall the Remarketing Dealer be required to contribute any amount in excess of the amount by which the total price at which the Drs. underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Remarketing Dealer has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law of in equity.

     (e) The indemnity and contribution agreements contained in this Section 9 and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement and (ii) any investigation made by or on behalf of the Remarketing Dealer or any person controlling the Remarketing Dealer or by or on behalf of the Company, its officers or directors or any other person controlling the Company.

      Section 10.  Termination of Remarketing Agreement.   This
Agreement shall terminate as to the Remarketing Dealer on the effective date of the resignation of the Remarketing Dealer pursuant to Section 6 hereof or the repurchase of the Drs. by the Company pursuant to subsection 4(g) hereof or the redemption of the Drs. by the Company pursuant to subsection 4(h) hereof.

     (g) In addition, the Remarketing Dealer may terminate all of its obligations under this Agreement immediately by notifying the Company and the Trustee of its election to do so, at any time on or before the Remarketing Date, if:

               (i) any of the conditions referred to or set forth in subsection 8(a) or 8(b) hereof have not been met or satisfied in full,

               (ii) any of the events set forth in subsection
     8(c) shall have occurred after the Remarketing Dealer elects on the Notification Date to remarket the Drs.; or

               (iii) the Remarketing Dealer determines, in its sole discretion, after consultation with the Company, that there is material, non-public information about the Company that is not available to the Remarketing Dealer which is necessary for it to fulfill its obligations under this Agreement.

     (a) If this Agreement is terminated pursuant to this Section 10, such termination shall be without liability of any party to any other party, except that, in the case of termination pursuant to subsection 8(a) or clause (i), (ii), (iii)(a), (v), (vi),
(vii) or (x) of subsection 8(c) hereof, the Company shall reimburse the Remarketing Dealer for all of its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Remarketing Dealer. Section 9 and subsections 10(c) and 10(d) shall survive such termination and remain in full force and effect.

     (b)            Upon:
               (i) the termination of this Agreement pursuant to subsection 10(b) (except as a result of an event described in subsection 8(c)(viii)),

               (ii) the occurrence, prior to the Remarketing
     Dealer's election on the Notification Date to remarket the Drs., of any event set forth in subsection 8(c)(ii), (v) or
     (vi), or

               (iii)     a repurchase by the Company of any Drs.
     due to a failure by the holder thereof to deliver the Drs.
     to the Remarketing Dealer against payment therefor in connection with a mandatory tender,

then, upon the request of the Remarketing Dealer, the Company shall pay the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the fair market value of the embedded interest rate option implicit in the Remarketing Dealer's right to purchase and remarket pursuant to this Agreement the Drs. not purchased by the Remarketing Dealer (the "Call Price"). The Call Price shall be paid as soon as practicable after the Remarketing Dealer has determined the Call Price and notified the Company of the Call Price, but in any case no later than the Remarketing Date. The Call Price in respect of any Drs. not purchased (the "Unpurchased Drs.") by the Remarketing Dealer shall equal:

     (i) if the Remarketing Dealer's request for a Call Price payment is made on or after the Determination Date, an amount (if positive) equal to (A) the Dollar Price multiplied by a fraction the numerator of which is the principal amount of the Unpurchased Drs. and the denominator of which is the aggregate principal amount of the Drs. originally issued less (B) the principal amount of the Unpurchased Drs.; and

     (ii) if the Remarketing Dealer's request for a Call Price payment is made prior to the Determination Date, the Commercially Reasonable Option Value (as defined below) on the date of such request.

"Commercially Reasonable Option Value" means, on any date, the amount determined by the Remarketing Dealer on such date under
Section 6(e) of the Master Agreement on a "Market Quotation" basis in respect of the embedded interest rate option implicit in the Remarketing Dealer's option to purchase, at 100% of the aggregate principal value thereof, the Unpurchased Drs. as if a "Termination Event" had occurred on such date under such interest rate option with respect to the Company under the Master Agreement and the Company was the "Affected Party". The determination of the Commercially Reasonable Option Value shall be made using the provisions of the Master Agreement regardless of any termination of the Master Agreement.

The Remarketing Dealer shall promptly notify the Company of the Call Price by telephone, confirmed in writing (which may include facsimile or other electronic transmission). The Call Price, absent manifest error, shall be binding and conclusive upon the parties hereto.

     (a) This Agreement shall not be subject to termination by the Company.

     Section 11. Remarketing Dealer's Performance; Duty of Care. The duties and obligations of the Remarketing Dealer shall be determined solely by the express provisions of this Agreement and the Indenture. No implied covenants or obligations of or against the Remarketing Dealer shall be read into this Agreement or the Indenture. In the absence of bad faith on the part of the Remarketing Dealer, the Remarketing Dealer may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Indenture, as to the truth of the statements expressed in any of such documents. The Remarketing Dealer shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Dealer shall incur no liability to the Company or to any beneficial owner or holder of Drs. in its individual capacity or as Remarketing Dealer for any action or failure to act in connection with the remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

     Section 12. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New
York, without giving effect to the conflicts of laws provisions thereof.

     Section 13. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the earlier of the first day thereafter on which no Drs. are outstanding or the completion of the remarketing of the Drs.

     Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Company pursuant to Section 8 hereof shall remain operative and in full force and effect until fully satisfied.

     Section 14. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Dealer. The rights and obligations of the Remarketing Dealer hereunder may not be assigned or delegated to any other person (other than an affiliate of the Remarketing Dealer) without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Dealer and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Dealer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or any other indemnified party to the extent provided in Section 9 hereof. The terms "successors" and "assigns" shall not include any purchaser of any Drs. merely because of such purchase.

     Section 15. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

     Section 16. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

     Section 17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

     Section 18. Amendments; Waivers. This Agreement may be amended or portions thereof may be waived by any instrument in writing signed by each of the parties hereto so long as this Agreement as amended or the provisions as so waived are not inconsistent with the Indenture in effect as of the date of any such amendment or waiver.

     Section 19. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing (which may include facsimile or other electronic transmission) and shall be deemed to have been validly given or made when delivered or, if earlier, three days after it was mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

     (a)  to the Company:

          AlliedSignal Inc.
          101 Columbia Road
          Morristown, NJ
          Attention: Treasurer
          Facsimile No.: 973-455-5189

     (b)  to JPMSI:
          J.P. Morgan Securities Inc.
          60 Wall Street
          New York, New York 10260
          Attention:  Syndicate Department
          Facsimile No.:  (212) 648-5909

or to such other address as the Company or the Remarketing Dealer shall specify in writing.

     IN WITNESS WHEREOF, each of the Company and the Remarketing
Dealer has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.


                         ALLIEDSIGNAL INC.


                         By /s/ John W. Gamble, Jr.
                          Name: John W. Gamble, Jr.
                          Title: Assistant Treasurer


                         J.P. MORGAN SECURITIES INC.


                         By   /s/ David Olsen
                          Name:David Olsen
                          Title:Vice President